Exhibit 1

December 13, 2018

Ashland Team:

As part of planning for our 2019 Annual Meeting of Stockholders, today we filed our preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). We hope to be mailing proxy materials to all our shareholders in the near future, following SEC review, and we will keep you updated on any further developments.

We also issued a press release announcing that Barry W. Perry, Ashland’s current lead independent director, will retire from the board at the time of the Annual Meeting, consistent with Ashland’s director retirement policy. In addition, we announced that a search for a new independent director is underway. We have received requests from shareholders who would like to have input on the new director, and we will continue to engage with shareholders during the search process. The release we issued can be found on the FirstHand home page.

On behalf of the entire board, I want to express my thanks to Barry for his valuable contributions over the years. Barry has been an active and engaged lead director who has played a vital role in transforming Ashland into a leading specialty chemicals company.

The changes announced today reflect Ashland’s continued commitment to regular board refreshment. In fact, following the appointment of the new board member, six of Ashland’s 11 directors will have been added to the board since 2015.

Today’s announcements may result in increased media attention about our company. Consistent with company policy, please forward any media inquiries to Joy Brock at jlbrock@ashland.com or (859) 815-3793. Investor inquiries should be forwarded to Seth Mrozek at (859) 815-3527 or samrozek@ashland.com.

We had a fantastic year in 2018 thanks to your hard work, and I am excited about what we will achieve in 2019 and beyond. Let’s keep up the momentum.

I hope everyone has a happy and healthy holiday season.

Sincerely,

IMPORTANT INFORMATION
On December 13, 2018, Ashland filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A (the “proxy statement”), containing a form of blue proxy card, in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. Ashland plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with its 2019 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Ashland, its directors and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s preliminary proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on December 13, 2018, and its definitive proxy statement for the 2019 Annual Meeting of Stockholders when it is filed by Ashland with the SEC.  To the extent holdings of Ashland securities have changed since the amounts printed in the preliminary proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the preliminary proxy statement, the definitive proxy statement, when available, and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.